Exhibit 99.1
UNITED HOMES GROUP, INC. REPORTS 2025 SECOND QUARTER RESULTS

Second Quarter 2025 Highlights
•Home closings of 303, a decrease of 10% year over year compared to 337 home closings in Q2 2024, resulting in revenue, net of sales discounts, of $105.5 million, a decrease of 4%
•Net new orders of 304, a decrease of 6% year over year compared to 323 net new orders in Q2 2024
•Gross margin of 18.9%, an increase 100 basis points year over year compared to 17.9% in Q2 2024
•Average sale price ("ASP") of production-built homes increased to approximately $349,000 compared to $341,000 in Q2 2024
•Lot pipeline as of June 30, 2025 consists of approximately 7,300 lots owned or controlled by the Company or related parties
•Available liquidity of $95.2 million as of June 30, 2025, comprised of $36.5 million of cash and $58.7 million of unused committed capacity under our credit facility
COLUMBIA, SC., August 7, 2025 / United Homes Group, Inc. (the “Company”) (NASDAQ: UHG) today announced results for the three and six months ended June 30, 2025.
Second Quarter 2025 Operating Results
For the second quarter 2025, net loss was $6.3 million, or $0.11 per diluted share, which included a loss from the change in fair value of derivative liabilities of $6.2 million, with that change predominantly due to changes in fair value on potential earn-out consideration due to fluctuation in the stock price during the measurement period, representing a non-cash item. The earnout consideration would be paid in common shares upon reaching certain stock price hurdles. The Company is required to record the fair value of this earnout as derivative liabilities on the Condensed Consolidated Balance Sheets and to record changes in fair value of derivative liabilities on the Condensed Consolidated Statements of Operations, in each case until UHG shares reach certain predetermined values or expiration of the five year earnout period. Net income for the second quarter 2024 was $28.6 million, or $0.50 per diluted share, which included income from the change in fair value of derivative liabilities of $32.1 million. Total Stockholders' equity for the second quarter 2025 was $82.2 million. Adjusted book value1, which excludes the derivative liability and goodwill, was $96.9 million.
“United Homes Group made progress on a number of fronts in the second quarter of 2025,” said Jack Micenko, Chief Executive Officer and President of United Homes Group. “We continued to reap the benefits of the refreshed product initiative we implemented last year. We also made further strides in our efforts to improve our direct cost efficiency through the systematic rebidding of the materials and labor that go into our homes. We expect these initiatives, as well as several new communities set to be opened, to have a more significant impact on our results as we head into the second half of the year.”
Revenue, net of sales discounts, for the second quarter 2025 was $105.5 million, compared to $109.4 million in the second quarter 2024. Home closings during the second quarter 2025 were 303 compared to 337 in the second quarter 2024. Net new home orders during the second quarter 2025 were 304 compared to 323 in the second quarter 2024. ASP of 302 production-built homes (which excludes one percentage of completion home) closed during the second quarter 2025 was approximately $349,000, compared to approximately $341,000 during the second quarter 2024 for 299 production-built homes (which excludes two percentage of completion homes and 36 build to rent homes), representing a 2.5% increase.
Gross margin during the second quarter of 2025 was 18.9% compared to 17.9% during the second quarter 2024. Gross margins improved in the second quarter of 2025, driven by closing a healthy mixture of homes featuring redesigned floor plans, direct construction cost savings as a result of the rebid initiative, and less non-recurring expenses compared to the same quarter in 2024. Adjusted gross margin2 in the second quarter 2025 was 21.3%, compared to 20.9% in the second quarter 2024. The increase in adjusted gross margin was attributable to the closings associated with redesigned floor plans and direct construction cost savings.
“Gross margins came in at 18.9% for the quarter, representing a 270 basis point improvement over the prior quarter,” said Keith Feldman, Chief Financial Officer of United Homes Group. “We believe that this margin expansion is a testament to
1 Adjusted book value is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures.”
2 Adjusted gross margin is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures.”

the appeal of our refreshed product and our rebid initiative, and we feel that we are well positioned as we head into the second half of 2025.”
Selling, general and administrative expenses ("SG&A") as a percentage of revenues was 17.1% in the second quarter 2025, which included $1.4 million of stock-based compensation, $0.7 million of transaction-related expenses, and $0.1 million related to severance costs. Excluding stock-based compensation, transaction-related expense, and severance expense, Adjusted SG&A3 for the second quarter 2025 was 14.9% of revenues.
Adjusted EBITDA4 during the second quarter 2025 was $7.2 million compared to $7.7 million during the second quarter 2024.
Six Months Ended June 30, 2025 Operating Results
For the six months ended June 30, 2025, net income was $11.8 million, or $0.20 per diluted share, which included income from the change in fair value of derivative liabilities of $15.0 million, with that change predominantly due to changes in fair value on potential earn-out consideration due to fluctuation in the stock price during the measurement period, representing a non-cash item. Net income for the six months ended June 30, 2024 was $53.6 million, or $0.93 per diluted share, which included income from the change in fair value of derivative liabilities of $58.4 million.
Revenue, net of sales discounts, for the six months ended June 30, 2025 was $192.5 million, compared to $210.3 million for the six months ended June 30, 2024. Home closings during the six months ended June 30, 2025 were 555 compared to 648 in the six months ended June 30, 2024. Net new home orders during the six months ended June 30, 2025 were 600 compared to 707 for the six months ended June 30, 2024. ASP of 553 production-built homes (which excludes two percentage of completion homes) closed during the six months ended June 30, 2025 was approximately $347,000, compared to approximately $338,000 during the six months ended June 30, 2024 for 585 production-built homes (which excludes three percentage of completion home and 60 build to rent homes), representing an increase of 2.7%.
Gross margin during the six months ended June 30, 2025 was 17.7% compared to 17.0% during the six months ended June 30, 2024. Gross margin increased slightly, primarily due to the large number of home closings constructed with redesigned floor plans, which carry higher margins, coupled with lower interest expense as a percentage of revenue within cost of sales, partially offset by higher incentive-related costs. Adjusted gross margin during the six months ended June 30, 2025 was 20.2%, compared to 20.7% for the six months ended June 30, 2024. Adjusted gross margin declined, primarily due to higher incentives partially offset by homes closed with redesigned floor plans in 2025.
Selling, general and administrative expenses ("SG&A") as a percentage of revenues was 17.8% in the six months ended June 30, 2025, which included $3.4 million of stock-based compensation, $0.7 million of transaction-related expenses, and $0.1 million related to severance costs. Excluding stock-based compensation, transaction-related expense, and severance expense, Adjusted SG&A for the six months ended June 30, 2025 was 15.6% of revenues.
Adjusted EBITDA during the six months ended June 30, 2025 was $10.1 million compared to $14.9 million during the six months ended June 30, 2024.
Recent Developments
On May 19, 2025, the Company announced that its Board of Directors initiated a process to explore strategic alternatives, including a sale of the Company, a sale of assets, and a refinancing of existing indebtedness, among others, to maximize shareholder value. This process remains ongoing. No assurances can be given as to the outcome or timing of the Board's process. The Company does not intend to make any further comment regarding the process until the Board of Directors has approved a specific course of action or the Company has otherwise determined that disclosure is appropriate.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 8:30 a.m. Eastern Time on Thursday, August 7, 2025. Interested parties can listen to the call live on the Internet under the Events & Presentations heading in the Investors section of the Company’s website at www.unitedhomesgroup.com. Listeners should log into the website at least fifteen minutes prior to the call to download and install any necessary audio software. The call can also be accessed toll free at 800-715-9871, or 646-307-1963 for international
3 Adjusted SG&A is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures.”
4 Adjusted EBITDA is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures.”

participants, Conference ID: 3108794 Those dialing in should do so at least ten minutes prior to the start of the call. An archive of the webcast will also be available on the Company’s website.
About United Homes Group, Inc.
The Company is a publicly traded residential builder headquartered near Columbia, SC. The Company focuses on southeastern markets with active communities in South Carolina, North Carolina and Georgia.
The Company employs a land-light operating strategy with a focus on the design, construction and sale of entry-level, first, second and third move-up single-family houses. The Company principally builds detached single-family houses, and, to a lesser extent, attached single-family houses, including duplex houses and town houses. The Company seeks to operate its homebuilding business in high-growth markets, with substantial in-migrations and employment growth.
Under its land-light lot operating strategy, the Company controls its supply of finished building lots through lot option contracts with third parties, related parties, and land bank partners, which provide the Company with the right to purchase finished lots after they have been developed. This land-light operating strategy provides the Company with the ability to amass a pipeline of lots without the risks associated with acquiring and developing raw land.
Forward-Looking Statements
Certain statements contained in this earnings release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “seek,” “continue,” or other similar words.
Any such forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate, and beliefs of, and assumptions made by, our management and involve uncertainties that could significantly affect our financial results. Such statements include, but are not limited to, statements about our future financial performance, strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including, without limitation:
•disruption in the terms or availability of mortgage financing or an increase in the number of foreclosures in our markets;
•volatility and uncertainty in the credit markets and broader financial markets;
•a slowdown in the homebuilding industry or changes in population growth rates in our markets;
•shortages of, or increased prices for, labor, land or raw materials used in land development and housing construction, including due to changes in trade policies;
•increases in interest rates or inflationary pressures, including potential tariffs;
•our ability to execute our business model, including the success of our operations in new markets and our ability to expand into additional new markets;
•our ability to identify and successfully execute on potential strategic alternatives;
•the potential for disruption to our business resulting from the process of reviewing strategic alternatives, and suspension or consummation of the strategic alternatives review process;
•our ability to successfully integrate homebuilding operations that we acquire;
•our ability to realize the expected results of strategic initiatives;
•delays in land development, community openings, or home construction, including delays resulting from natural disasters, adverse weather conditions or other events outside our control;
•changes in applicable laws or regulations;
•the outcome of any legal proceedings;
•our ability to continue to leverage our land-light operating strategy;
•the ability to maintain the listing of our securities on Nasdaq or any other exchange; and

•the possibility that we may be adversely affected by other economic, business or competitive factors.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and are not intended to be a guarantee of our performance in future periods. We cannot guarantee the accuracy of any such forward-looking statements contained in this release, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
For further information regarding other risks and uncertainties associated with our business, and important factors that could cause our actual results to vary materially from those expressed or implied in such forward-looking statements, please refer to the factors listed and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of the documents we file from time to time with the U.S. Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and our quarterly reports on Form 10-Q, copies of which may be obtained from our website at https://ir.unitedhomesgroup.com/financials/sec-filings/default.aspx
Investor Relations Contact:
Drew Mackintosh
drew@mackintoshir.com
Mobile:  310-924-9036
Media Contact:
Erin Reeves-McGinnis
erinreevesmcginnis@unitedhomesgroup.com
Phone:  844-766-4663

UNITED HOMES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$36,538	$22,629
Restricted cash	1,552	2,920
Accounts receivable, net	6,233	4,122
Inventories	144,454	139,270
Real estate inventory not owned	3,392	8,445
Due from related party	192	191
Related party note receivable	490	532
Income tax receivable	4,847	2,079
Lot deposits	44,938	48,153
Investment in joint venture	1,183	691
Property and equipment, net	832	759
Operating right-of-use assets	2,367	2,779
Deferred tax asset, net	15,411	15,248
Prepaid expenses and other assets	9,357	8,283
Goodwill	9,280	9,280
Total assets	$281,066	$265,381

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$22,257	$17,801
Syndicated line of credit	64,196	50,196
Liabilities from real estate inventory not owned	2,596	6,584
Due to related parties	9	122
Other accrued expenses and liabilities	15,999	14,545
Operating lease liabilities	2,522	2,958
Derivative liabilities	24,011	39,158
Term loan, net	67,314	67,150
Total liabilities	198,904	198,514

Commitments and contingencies

Preferred Stock, $0.0001 par value; 40,000,000 shares authorized; none issued or outstanding.	—	—
Class A common stock, $0.0001 par value; 350,000,000 shares authorized; 21,628,512 and 21,607,007 shares issued and outstanding on June 30, 2025, and December 31, 2024, respectively	2	2
Class B common stock, $0.0001 par value; 60,000,000 shares authorized; 36,973,876 shares issued and outstanding on June 30, 2025, and December 31, 2024, respectively	4	4
Additional paid-in capital	57,393	53,937
Retained earnings	24,763	12,924
Total stockholders' equity	82,162	66,867
Total liabilities and stockholders' equity	$281,066	$265,381

UNITED HOMES GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue, net of sales discounts	$105,506	$109,420	$192,507	$210,258
Cost of sales	85,587	89,842	158,460	174,586
Gross profit	19,919	19,578	34,047	35,672

Selling, general and administrative expense	18,016	19,614	34,176	36,668
Net income (loss) from operations	1,903	(36)	(129)	(996)

Other expense, net	(2,617)	(3,582)	(5,127)	(5,545)
Equity in net earnings from investment in joint venture	275	339	497	657
Change in fair value of derivative liabilities	(6,171)	32,055	15,038	58,435
(Loss) income before taxes	(6,610)	28,776	10,279	52,551
Income tax (benefit) expense	(269)	136	(1,560)	(1,027)
Net (loss) income	$(6,341)	$28,640	$11,839	$53,578

(Loss)/earnings per share
Basic	$(0.11)	$0.59	$0.20	$1.11
Diluted	$(0.11)	$0.50	$0.20	$0.93

Weighted-average number of shares
Basic	58,602,388	48,373,812	58,598,816	48,368,200
Diluted	58,602,388	63,372,936	58,672,946	63,443,456

UNITED HOMES GROUP, INC
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)
Adjusted gross profit is a non-GAAP financial measure used by management of the Company as a supplemental measure in evaluating operating performance. The Company defines adjusted gross profit as gross profit excluding the effects of capitalized interest expensed in cost of sales, amortization included in homebuilding cost of sales, abandoned project costs, severance expense in cost of sales, and non-recurring remediation costs. The Company’s management believes this information is meaningful because it separates the impact that capitalized interest and non-recurring costs directly expensed in cost of sales have on gross profit to provide a more specific measurement of the Company’s gross profits. However, because adjusted gross profit information excludes certain balances expensed in cost of sales, which have real economic effects and could impact the Company’s results of operations, the utility of adjusted gross profit information as a measure of the Company’s operating performance may be limited. Other companies may not calculate adjusted gross profit information in the same manner that the Company does. Accordingly, adjusted gross profit information should be considered only as a supplement to gross profit information as a measure of the Company’s performance.
The following table presents a reconciliation of adjusted gross profit to the GAAP financial measure of gross profit for each of the periods indicated (in thousands, except percentages).

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue, net of sales discounts	$105,506	$109,420	$192,507	$210,258
Cost of sales	85,587	89,842	158,460	174,586
Gross profit	$19,919	$19,578	$34,047	$35,672
Interest expense in cost of sales	1,632	1,659	3,133	5,172
Amortization in homebuilding cost of sales(a)	882	913	1,563	1,861
Abandoned project costs	3	320	58	320
Severance expense in cost of sales	—	325	—	325
Non-recurring remediation costs	—	50	—	109
Adjusted gross profit	$22,436	$22,845	$38,801	$43,459
Gross margin(b)	18.9%	17.9%	17.7%	17.0%
Adjusted gross margin(b)	21.3%	20.9%	20.2%	20.7%
______________________________
(a) Represents expense recognized resulting from purchase accounting adjustments
(b) Calculated as a percentage of revenue

UNITED HOMES GROUP, INC
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)
Earnings before interest, taxes, depreciation and amortization, or EBITDA, and adjusted EBITDA are supplemental non-GAAP financial measures used by management of the Company. The Company defines EBITDA as net income before (i) capitalized interest expensed in cost of sales, (ii) interest expensed in other (expense) income, net, (iii) depreciation and amortization, and (iv) taxes. The Company defines adjusted EBITDA as EBITDA before stock-based compensation expense, transaction cost expense, amortization included in homebuilding cost of sales, severance expense, abandoned project costs, change in fair value of derivative liabilities, non-recurring remediation costs, and loss on extinguishment of Convertible Notes. Management of the Company believes EBITDA and adjusted EBITDA are useful because they provide a more effective evaluation of UHG’s operating performance and allow comparison of UHG’s results of operations from period to period without regard to UHG’s financing methods or capital structure or other items that impact comparability of financial results from period to period such as fluctuations in interest expense or effective tax rates, levels of depreciation or amortization, or unusual items. EBITDA and adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or any other measure as determined in accordance with GAAP. UHG’s computations of EBITDA and adjusted EBITDA may not be comparable to EBITDA or adjusted EBITDA of other companies.
The following table presents a reconciliation of EBITDA and adjusted EBITDA to the GAAP financial measure of net income for each of the periods indicated (in thousands, except percentages).

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net (loss) income	$(6,341)	$28,640	$11,839	$53,578
Interest expense in cost of sales	1,632	1,659	3,133	5,172
Interest expense in other expense, net	2,383	3,578	4,844	5,720
Depreciation and amortization	515	476	1,007	926
Taxes	(251)	218	(1,496)	(903)
EBITDA	$(2,062)	$34,571	$19,327	$64,493
Stock-based compensation expense	1,411	1,840	3,368	3,350
Transaction cost expense	707	517	707	1,742
Amortization in homebuilding cost of sales(b)	882	913	1,563	1,861
Severance expense	125	1,504	125	1,504
Abandoned project costs	3	320	58	320
Change in fair value of derivative liabilities	6,171	(32,055)	(15,038)	(58,435)
Non-recurring remediation costs	—	50	—	109
Adjusted EBITDA	$7,237	$7,660	$10,110	$14,944
EBITDA margin(a)	(2.0)%	31.6%	10.0%	30.7%
Adjusted EBITDA margin(a)	6.9%	7.0%	5.3%	7.1%
______________________________
(a) Calculated as a percentage of revenue
(b) Represents expense recognized resulting from purchase accounting adjustments

UNITED HOMES GROUP, INC
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)
Adjusted selling, general and administrative expense, or adjusted SG&A, is a supplemental non-GAAP financial measure used by management of the Company. UHG defines adjusted SG&A as SG&A, excluding the effects of stock-based compensation expense, transaction cost expense, and severance expense included in SG&A. Management of UHG believes adjusted SG&A provides useful information to investors because it enables an alternative assessment of the Company's operating results in a manner that is focused on its operating performance.
The following table presents a reconciliation of Adjusted SG&A to the GAAP financial measure of SG&A for the three and six months ended June 30, 2025 (in thousands, except percentages).

	Three Months Ended June 30,	Six Months Ended June 30,
	2025	2025
Selling, general and administrative expense	$18,016	$34,176
Stock-based compensation expense	1,411	3,368
Transaction cost expense	707	707
Severance expense in SG&A	125	125
Adjusted SG&A	$15,773	$29,976
SG&A %(a)	17.1%	17.8%
Adjusted SG&A %(a)	14.9%	15.6%
______________________________
(a) Calculated as a percentage of revenue

UNITED HOMES GROUP, INC
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)
Adjusted book value is a supplemental non-GAAP financial measure used by management of the Company. UHG defines adjusted book value as total stockholders' equity (book value), excluding the effect of goodwill and derivative instruments. Management of UHG believes adjusted book value is useful to investors because it excludes the impact of purchase accounting and fair value adjustments on derivative instruments which are not expected to result in economic gain or loss.
The following table presents a reconciliation of adjusted book value to the GAAP financial measure of total stockholders' equity for the period indicated (in thousands).

June 30, 2025
Total Stockholders' equity	$82,162
Derivative liabilities	24,011
Goodwill	(9,280)
Adjusted book value	$96,893

UNITED HOMES GROUP, INC
OPERATIONAL METRICS BY MARKET
$’s in millions

	Three Months Ended June 30,
	2025		2024		Period Over Period % Change
Market	Net New Orders	Closings	Net New Orders	Closings	Net New Orders	Closings
Coastal	58	49	62	48	-6%	2%
Midlands	130	145	169	175	-23%	-17%
Upstate	92	84	73	98	26%	-14%
Rosewood	16	16	9	8	78%	100%
Raleigh	8	9	10	8	-20%	13%
Total	304	303	323	337	-6%	-10%

	Six Months Ended June 30,
	2025		2024		Period Over Period % Change
Market	Net New Orders	Closings	Net New Orders	Closings	Net New Orders	Closings
Coastal	97	94	130	93	-25%	1%
Midlands	281	269	378	325	-26%	-17%
Upstate	164	139	168	196	-2%	-29%
Rosewood	33	29	17	22	94%	32%
Raleigh	25	24	14	12	79%	100%
Total	600	555	707	648	-15%	-14%

	As of June 30, 2025		As of June 30, 2024		Period Over Period % Change
Market	Backlog Inventory[5]	Backlog Value[6]	Backlog Inventory[5]	Backlog Value[6]	Backlog Inventory	Backlog Value
Coastal	52	$19.1	52	$18.1	—%	6%
Midlands	83	29.4	125	42.4	-34%	-31%
Upstate	49	16.0	55	15.4	-11%	4%
Rosewood	14	8.7	11	7.9	27%	10%
Raleigh	4	1.7	5	1.9	-20%	-11%
Total	202	$74.9	248	$85.7	-19%	-13%
5 Backlog inventory consists of homes that are under a sales contract but have not closed. Backlog may be impacted by customer cancellations.
6 Backlog value is calculated as the total contract value of homes in backlog.